EXHIBIT 13.2
Condensed consolidated statement of income

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $, except per share amounts)	2021	2020	2021	2020

Revenues
Canadian Natural Gas Pipelines	1,129	1,162	3,374	3,281
U.S. Natural Gas Pipelines	1,275	1,186	3,832	3,745
Mexico Natural Gas Pipelines	153	156	456	562
Liquids Pipelines	563	606	1,652	1,827
Power and Storage	120	85	489	287
	3,240	3,195	9,803	9,702
Income from Equity Investments	265	200	681	934
Operating and Other Expenses
Plant operating costs and other	1,160	976	3,005	2,829
Property taxes	191	174	583	549
Depreciation and amortization	610	673	1,888	1,938
Asset impairment charge and other	—	—	2,854	—
	1,961	1,823	8,330	5,316
Net (Loss)/Gain on Sale of Assets	—	(66)	17	43
Financial Charges
Interest expense	596	559	1,749	1,698
Allowance for funds used during construction	(81)	(91)	(195)	(254)
Interest income and other	76	(164)	(113)	160
	591	304	1,441	1,604
Income before Income Taxes	953	1,202	730	3,759
Income Tax Expense/(Recovery)
Current	152	100	419	287
Deferred	(17)	90	(577)	(209)
	135	190	(158)	78
Net Income	818	1,012	888	3,681
Net income attributable to non-controlling interests	8	69	83	228
Net Income Attributable to Controlling Interests	810	943	805	3,453
Preferred share dividends	31	39	108	120
Net Income Attributable to Common Shares	779	904	697	3,333
Net Income per Common Share
Basic and diluted	$0.80	$0.96	$0.72	$3.55
Weighted Average Number of Common Shares (millions)
Basic and diluted	979	940	970	940
See accompanying notes to the Condensed consolidated financial statements.
TC Energy Third Quarter 2021 | 47

Condensed consolidated statement of comprehensive income

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2021	2020	2021	2020

Net Income	818	1,012	888	3,681
Other Comprehensive Income/(Loss), Net of Income Taxes
Foreign currency translation gains and losses on net investment in foreign operations	450	(491)	(81)	417
Change in fair value of net investment hedges	(27)	26	(3)	(6)
Change in fair value of cash flow hedges	(15)	(1)	(15)	(578)
Reclassification to net income of gains and losses on cash flow hedges	15	10	33	480
Reclassification to net income of actuarial gains and losses on pension and other post-retirement benefit plans	5	4	12	1
Other comprehensive income/(loss) on equity investments	25	14	155	(6)
Other comprehensive income/(loss)	453	(438)	101	308
Comprehensive Income	1,271	574	989	3,989
Comprehensive income attributable to non-controlling interests	10	35	73	263
Comprehensive Income Attributable to Controlling Interests	1,261	539	916	3,726
Preferred share dividends	31	39	108	120
Comprehensive Income Attributable to Common Shares	1,230	500	808	3,606
See accompanying notes to the Condensed consolidated financial statements.

48 | TC Energy Third Quarter 2021

Condensed consolidated statement of cash flows

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2021	2020	2021	2020

Cash Generated from Operations
Net income	818	1,012	888	3,681
Depreciation and amortization	610	673	1,888	1,938
Deferred income taxes	(17)	90	(577)	(209)
Asset impairment charge and other	—	—	2,854	—
Income from equity investments	(265)	(200)	(681)	(934)
Distributions received from operating activities of equity investments	238	277	740	802
Employee post-retirement benefits funding, net of expense	8	(22)	14	(6)
Net loss/(gain) on sale of assets	—	66	(17)	(43)
Equity allowance for funds used during construction	(59)	(63)	(138)	(168)
Unrealized losses/(gains) on financial instruments	168	(76)	210	10
Foreign exchange losses/(gains) on Loan receivable from affiliate	42	(54)	45	223
Other	(58)	(40)	(105)	12
Decrease/(increase) in operating working capital	227	120	(32)	(187)
Net cash provided by operations	1,712	1,783	5,089	5,119
Investing Activities
Capital expenditures	(1,446)	(2,063)	(4,305)	(6,049)
Capital projects in development	—	—	—	(122)
Contributions to equity investments	(241)	(187)	(706)	(498)
Proceeds from sale of assets, net of transaction costs	—	—	—	3,407
Loan to affiliate	(620)	(250)	(840)	(250)
Deferred amounts and other	(66)	(137)	(470)	(359)
Net cash used in investing activities	(2,373)	(2,637)	(6,321)	(3,871)
Financing Activities
Notes payable issued/(repaid), net	1,448	338	(1,012)	(2,765)
Long-term debt issued, net of issue costs	47	35	7,798	5,571
Long-term debt repaid	—	—	(980)	(2,241)
Junior subordinated notes issued, net of issue costs	—	—	495	—
Loss on settlement of financial instruments	—	—	—	(130)
Redeemable non-controlling interest repurchased	—	—	(633)	—
Contributions from redeemable non-controlling interest	—	524	—	578
Dividends on common shares	(852)	(761)	(2,465)	(2,226)
Dividends on preferred shares	(32)	(39)	(109)	(121)
Distributions to non-controlling interests	(8)	(54)	(67)	(167)
Distributions on Class C Interests	(11)	—	(11)	—
Common shares issued	4	3	64	86
Preferred shares redeemed	—	—	(500)	—
Acquisition of TC PipeLines, LP transaction costs	—	—	(15)	—
Net cash provided by/(used in) financing activities	596	46	2,565	(1,415)
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	34	(19)	(6)	16
(Decrease)/Increase in Cash and Cash Equivalents	(31)	(827)	1,327	(151)
Cash and Cash Equivalents
Beginning of period	2,888	2,019	1,530	1,343
Cash and Cash Equivalents
End of period	2,857	1,192	2,857	1,192
See accompanying notes to the Condensed consolidated financial statements.
TC Energy Third Quarter 2021 | 49

Condensed consolidated balance sheet

(unaudited - millions of Canadian $)		September 30, 2021	December 31, 2020

ASSETS
Current Assets
Cash and cash equivalents		2,857	1,530
Accounts receivable		2,611	2,162
Inventories		743	629
Other current assets		2,510	880
		8,721	5,201
Plant, Property and Equipment	net of accumulated depreciation of $31,352 and $29,597, respectively	69,284	69,775
Loan Receivable from Affiliate		1,286	1,338
Equity Investments		7,512	6,677
Restricted Investments		2,056	1,898
Regulatory Assets		1,884	1,753
Goodwill		12,599	12,679
Other Long-Term Assets		1,181	979
		104,523	100,300
LIABILITIES
Current Liabilities
Notes payable		3,172	4,176
Accounts payable and other		4,989	3,816
Redeemable non-controlling interest		—	633
Dividends payable		864	795
Accrued interest		581	595
Current portion of long-term debt		7,373	1,972
		16,979	11,987
Regulatory Liabilities		4,143	4,148
Other Long-Term Liabilities		1,420	1,475
Deferred Income Tax Liabilities		5,419	5,806
Long-Term Debt		35,097	34,913
Junior Subordinated Notes		8,948	8,498
		72,006	66,827
Redeemable Non-Controlling Interest		—	393
EQUITY
Common shares, no par value		26,622	24,488
Issued and outstanding:	September 30, 2021 – 979 million shares December 31, 2020 – 940 million shares
Preferred shares		3,487	3,980
Additional paid-in capital		736	2
Retained earnings		3,523	5,367
Accumulated other comprehensive loss		(1,975)	(2,439)
Controlling Interests		32,393	31,398
Non-Controlling Interests		124	1,682
		32,517	33,080
		104,523	100,300
Commitments, Contingencies and Guarantees (Note 15)
Variable Interest Entities (Note 16)
Subsequent Event (Note 17)
See accompanying notes to the Condensed consolidated financial statements.
50 | TC Energy Third Quarter 2021

Condensed consolidated statement of equity

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2021	2020	2021	2020

Balance at beginning of period	26,618	24,480	24,488	24,387
Shares issued:
Acquisition of TC PipeLines, LP, net of transaction costs	—	—	2,063	—
Exercise of stock options	4	3	71	96
Balance at end of period	26,622	24,483	26,622	24,483
Preferred Shares
Balance at beginning of period	3,487	3,980	3,980	3,980
Redemption of shares	—	—	(493)	—
Balance at end of period	3,487	3,980	3,487	3,980
Additional Paid-In Capital
Balance at beginning of period	734	—	2	—
Keystone XL project-level credit facility retirement and issuance of Class C Interests	—	—	737	—
Acquisition of TC PipeLines, LP	—	—	(398)	—
Repurchase of redeemable non-controlling interest	—	—	394	—
Issuance of stock options, net of exercises	2	2	1	(1)
Reclassification of additional paid-in capital deficit to retained earnings	—	(2)	—	1
Balance at end of period	736	—	736	—
Retained Earnings
Balance at beginning of period	3,596	4,880	5,367	3,955
Net income attributable to controlling interests	810	943	805	3,453
Common share dividends	(851)	(762)	(2,555)	(2,284)
Preferred share dividends	(32)	(38)	(87)	(98)
Redemption of preferred shares	—	—	(7)	—
Reclassification of additional paid-in capital deficit to retained earnings	—	2	—	(1)
Balance at end of period	3,523	5,025	3,523	5,025
Accumulated Other Comprehensive Loss
Balance at beginning of period	(2,426)	(882)	(2,439)	(1,559)
Other comprehensive income/(loss) attributable to controlling interests	451	(404)	111	273
Acquisition of TC PipeLines, LP	—	—	353	—
Balance at end of period	(1,975)	(1,286)	(1,975)	(1,286)
Equity Attributable to Controlling Interests	32,393	32,202	32,393	32,202
Equity Attributable to Non-Controlling Interests
Balance at beginning of period	122	1,753	1,682	1,634
Net income attributable to non-controlling interests	8	67	82	229
Other comprehensive income/(loss) attributable to non-controlling interests	2	(34)	(10)	35
Distributions declared to non-controlling interests	(8)	(56)	(67)	(168)
Acquisition of TC PipeLines, LP	—	—	(1,563)	—
Balance at end of period	124	1,730	124	1,730
Total Equity	32,517	33,932	32,517	33,932
See accompanying notes to the Condensed consolidated financial statements.
TC Energy Third Quarter 2021 | 51

Notes to Condensed consolidated financial statements
(unaudited)
1. BASIS OF PRESENTATION
These Condensed consolidated financial statements of TC Energy Corporation (TC Energy or the Company) have been prepared by management in accordance with U.S. GAAP. The accounting policies applied are consistent with those outlined in TC Energy’s annual audited Consolidated financial statements for the year ended December 31, 2020, except as described in Note 2, Accounting changes. Capitalized and abbreviated terms that are used but not otherwise defined herein are identified in the 2020 audited Consolidated financial statements included in TC Energy’s 2020 Annual Report.
These Condensed consolidated financial statements reflect adjustments, all of which are normal recurring adjustments that are, in the opinion of management, necessary to reflect fairly the financial position and results of operations for the respective periods. These Condensed consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2020 audited Consolidated financial statements included in TC Energy’s 2020 Annual Report.
Earnings for interim periods may not be indicative of results for the fiscal year in certain of the Company’s segments primarily due to:
•Natural gas pipelines segments – the timing of regulatory decisions and seasonal fluctuations in short-term throughput volumes on U.S. pipelines
•Liquids Pipelines – fluctuations in throughput volumes on the Keystone Pipeline System and marketing activities
•Power and Storage – the impact of seasonal weather conditions on customer demand and market pricing in addition to maintenance outages in certain of the Company’s investments in electrical power generation plants and Canadian non-regulated gas storage facilities.
Use of Estimates and Judgments
In preparing these financial statements, TC Energy is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgment in making these estimates and assumptions. In the opinion of management, these Condensed consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies included in the annual audited Consolidated financial statements for the year ended December 31, 2020, except as described in Note 2, Accounting changes.
2. ACCOUNTING CHANGES
Reference Rate Reform
In response to the expected cessation of the London Interbank Offered Rate (LIBOR), of which certain rate settings will cease to be published at the end of 2021 with full cessation by mid-2023, the FASB issued new optional guidance in March 2020 that eases the potential burden in accounting for such reference rate reform. The new guidance provides optional expedients for contracts and hedging relationships that are affected by reference rate reform if certain criteria are met. Each of the expedients can be applied as of January 1, 2020 through December 31, 2022. For eligible hedging relationships existing as of January 1, 2020 and prospectively, the Company has applied an optional expedient allowing an entity to assume that the hedged forecasted transaction in a cash flow hedge is probable of occurring. The Company continues to monitor developments and is addressing necessary system and contractual changes while assessing the adoption of the standard market proposed reference rates. This includes testing system solutions and analyzing existing agreements to determine the effect of reference rate reform on its consolidated financial statements. These changes are not expected to have a material
52 | TC Energy Third Quarter 2021

impact on the consolidated financial statements. The Company will continue to evaluate the timing and potential impact of adoption for other optional expedients when deemed necessary.
Changes in Accounting Policies for 2021
Income taxes
In December 2019, the FASB issued new guidance that simplified the accounting for income taxes and clarified existing guidance. This new guidance was effective January 1, 2021 and did not have a material impact on the Company's consolidated financial statements.
3. SEGMENTED INFORMATION

three months ended September 30, 2021	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	1,129	1,275	153	563	120	—		3,240
Intersegment revenues	—	36	—	—	1	(37)	[2]	—
	1,129	1,311	153	563	121	(37)		3,240
Income from equity investments	4	54	34	18	113	42	[3]	265
Plant operating costs and other[4]	(427)	(385)	(16)	(194)	(97)	(41)	[2]	(1,160)
Property taxes	(75)	(93)	—	(22)	(1)	—		(191)
Depreciation and amortization	(288)	(195)	(27)	(80)	(20)	—		(610)
Segmented Earnings/(Losses)	343	692	144	285	116	(36)		1,544
Interest expense								(596)
Allowance for funds used during construction								81
Interest income and other[3]								(76)
Income before Income Taxes								953
Income tax expense								(135)
Net Income								818
Net income attributable to non-controlling interests								(8)
Net Income Attributable to Controlling Interests								810
Preferred share dividends								(31)
Net Income Attributable to Common Shares								779
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3Income from equity investments includes the Company's proportionate share of Sur de Texas foreign exchange gains and losses on the peso-denominated loans from affiliates which are fully offset in Interest income and other by the corresponding foreign exchange losses and gains on the affiliate receivable balance. Refer to Note 7, Loans receivable from affiliates, for additional information.
4Includes an $89 million expense with respect to transition payments incurred as part of the Voluntary Retirement Program.
TC Energy Third Quarter 2021 | 53

three months ended September 30, 2020	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	1,162	1,186	156	606	85	—		3,195
Intersegment revenues	—	41	—	—	—	(41)	[2]	—
	1,162	1,227	156	606	85	(41)		3,195
Income/(loss) from equity investments	—	65	26	19	144	(54)	[3]	200
Plant operating costs and other	(423)	(352)	(12)	(178)	(45)	34	[2]	(976)
Property taxes	(73)	(77)	—	(23)	(1)	—		(174)
Depreciation and amortization	(326)	(219)	(28)	(82)	(18)	—		(673)
Net loss on sale of assets	(6)	—	—	—	(60)	—		(66)
Segmented Earnings/(Losses)	334	644	142	342	105	(61)		1,506
Interest expense								(559)
Allowance for funds used during construction								91
Interest income and other[3]								164
Income before Income Taxes								1,202
Income tax expense								(190)
Net Income								1,012
Net income attributable to non-controlling interests								(69)
Net Income Attributable to Controlling Interests								943
Preferred share dividends								(39)
Net Income Attributable to Common Shares								904
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3Income/(loss) from equity investments includes the Company's proportionate share of Sur de Texas foreign exchange gains and losses on the peso-denominated loans from affiliates which are fully offset in Interest income and other by the corresponding foreign exchange losses and gains on the affiliate receivable balance. Refer to Note 7, Loans receivable from affiliates, for additional information.

54 | TC Energy Third Quarter 2021

nine months ended September 30, 2021	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	3,374	3,832	456	1,652	489	—		9,803
Intersegment revenues	—	110	—	—	14	(124)	[2]	—
	3,374	3,942	456	1,652	503	(124)		9,803
Income from equity investments	8	176	100	54	298	45	[3]	681
Plant operating costs and other[4]	(1,156)	(1,019)	(41)	(509)	(319)	39	[2]	(3,005)
Property taxes	(225)	(276)	—	(78)	(4)	—		(583)
Depreciation and amortization	(941)	(570)	(81)	(238)	(58)	—		(1,888)
Asset impairment charge and other	—	—	—	(2,854)	—	—		(2,854)
Gain on sale of assets	—	—	—	—	17	—		17
Segmented Earnings/(Losses)	1,060	2,253	434	(1,973)	437	(40)		2,171
Interest expense								(1,749)
Allowance for funds used during construction								195
Interest income and other[3]								113
Income before Income Taxes								730
Income tax recovery								158
Net Income								888
Net income attributable to non-controlling interests								(83)
Net Income Attributable to Controlling Interests								805
Preferred share dividends								(108)
Net Income Attributable to Common Shares								697
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3Income from equity investments includes the Company's proportionate share of Sur de Texas foreign exchange gains and losses on the peso-denominated loans from affiliates which are fully offset in Interest income and other by the corresponding foreign exchange losses and gains on the affiliate receivable balance. Refer to Note 7, Loans receivable from affiliates, for additional information.
4Includes an $89 million expense with respect to transition payments incurred as part of the Voluntary Retirement Program.
TC Energy Third Quarter 2021 | 55

nine months ended September 30, 2020	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	3,281	3,745	562	1,827	287	—		9,702
Intersegment revenues	—	126	—	—	7	(133)	[2]	—
	3,281	3,871	562	1,827	294	(133)		9,702
Income from equity investments	5	196	99	56	355	223	[3]	934
Plant operating costs and other	(1,183)	(1,099)	(41)	(498)	(138)	130	[2]	(2,829)
Property taxes	(219)	(249)	—	(77)	(4)	—		(549)
Depreciation and amortization	(941)	(612)	(88)	(249)	(48)	—		(1,938)
Net gain/(loss) on sale of assets	364	—	—	—	(321)	—		43
Segmented Earnings	1,307	2,107	532	1,059	138	220		5,363
Interest expense								(1,698)
Allowance for funds used during construction								254
Interest income and other[3]								(160)
Income before Income Taxes								3,759
Income tax expense								(78)
Net Income								3,681
Net income attributable to non-controlling interests								(228)
Net Income Attributable to Controlling Interests								3,453
Preferred share dividends								(120)
Net Income Attributable to Common Shares								3,333
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3Income from equity investments includes the Company's proportionate share of Sur de Texas foreign exchange gains and losses on the peso-denominated loans from affiliates which are fully offset in Interest income and other by the corresponding foreign exchange losses and gains on the affiliate receivable balance. Refer to Note 7, Loans receivable from affiliates, for additional information.
Total Assets by Segment

(unaudited - millions of Canadian $)	September 30, 2021	December 31, 2020

Canadian Natural Gas Pipelines	24,415	22,852
U.S. Natural Gas Pipelines	44,829	43,217
Mexico Natural Gas Pipelines	7,554	7,215
Liquids Pipelines	14,709	16,744
Power and Storage	5,684	5,062
Corporate	7,332	5,210
	104,523	100,300

56 | TC Energy Third Quarter 2021

4. REVENUES
Disaggregation of Revenues
The following tables summarize total Revenues for the three and nine months ended September 30, 2021 and 2020:

three months ended September 30, 2021	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,109	967	146	520	—	2,742
Power generation	—	—	—	—	72	72
Natural gas storage and other[1]	20	296	7	1	59	383
	1,129	1,263	153	521	131	3,197
Other revenues[2,3]	—	12	—	42	(11)	43
	1,129	1,275	153	563	120	3,240
1Includes $20 million of fee revenues from an affiliate related to development and construction of the Coastal GasLink pipeline project which is 35 per cent owned by TC Energy.
2Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. Refer to Note 14, Risk management and financial instruments, for additional information on financial instruments.
3Includes $31 million of operating lease income.

three months ended September 30, 2020	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,135	1,005	150	537	—	2,827
Power generation	—	—	—	—	40	40
Natural gas storage and other[1]	27	165	6	—	15	213
	1,162	1,170	156	537	55	3,080
Other revenues[2,3]	—	16	—	69	30	115
	1,162	1,186	156	606	85	3,195
1Includes $27 million of fee revenues from an affiliate related to development and construction of the Coastal GasLink pipeline project which is 35 per cent owned by TC Energy.
2Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. Refer to Note 14, Risk management and financial instruments, for additional information on financial instruments.
3Includes $33 million of operating lease income.

TC Energy Third Quarter 2021 | 57

nine months ended September 30, 2021	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	3,304	3,034	433	1,491	—	8,262
Power generation	—	—	—	—	230	230
Natural gas storage and other[1]	70	753	23	3	217	1,066
	3,374	3,787	456	1,494	447	9,558
Other revenues[2,3]	—	45	—	158	42	245
	3,374	3,832	456	1,652	489	9,803
1Includes $70 million of fee revenues from an affiliate related to development and construction of the Coastal GasLink pipeline project which is 35 per cent owned by TC Energy.
2Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. Refer to Note 14, Risk management and financial instruments, for additional information on financial instruments.
3Includes $95 million of operating lease income.

nine months ended September 30, 2020	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	3,242	3,194	458	1,670	—	8,564
Power generation	—	—	—	—	143	143
Natural gas storage and other[1]	39	494	104	2	54	693
	3,281	3,688	562	1,672	197	9,400
Other revenues[2,3]	—	57	—	155	90	302
	3,281	3,745	562	1,827	287	9,702
1Includes $116 million of fee revenues from affiliates, of which $77 million is related to the construction of the Sur de Texas pipeline project which is 60 per cent owned by TC Energy and $39 million is related to development and construction of the Coastal GasLink pipeline project which is 35 per cent owned by TC Energy.
2Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. Refer to Note 14, Risk management and financial instruments, for additional information on income from financial instruments.
3Includes $98 million of operating lease income.
Contract Balances

(unaudited - millions of Canadian $)	September 30, 2021	December 31, 2020	Affected line item on the Condensed consolidated balance sheet

Receivables from contracts with customers	1,517	1,330	Accounts receivable
Contract assets	354	132	Other current assets
Long-term contract assets	232	192	Other long-term assets
Contract liabilities[1]	74	129	Accounts payable and other
Long-term contract liabilities	203	203	Other long-term liabilities
1During the nine months ended September 30, 2021, $12 million (2020 – $10 million) of revenues were recognized that were included in contract liabilities at the beginning of the period.
58 | TC Energy Third Quarter 2021

Contract assets and long-term contract assets primarily relate to the Company’s right to revenues for services completed but not invoiced at the reporting date on long-term committed capacity natural gas pipelines contracts. The change in contract assets is primarily related to the transfer to Accounts receivable when these rights become unconditional and the customer is invoiced, as well as the recognition of additional revenues that remain to be invoiced. Contract liabilities and long-term contract liabilities primarily relate to force majeure fixed capacity payments received on long-term capacity arrangements in Mexico.
Future Revenues from Remaining Performance Obligations
As at September 30, 2021, future revenues from long-term pipeline capacity arrangements and transportation as well as natural gas storage and other contracts extending through 2048 are approximately $23.8 billion, of which approximately $1.6 billion is expected to be recognized during the remainder of 2021.
5. KEYSTONE XL
Asset Impairment Charge and Other
On June 9, 2021, following the revocation of the Presidential Permit for the Keystone XL pipeline on January 20, 2021, and after a comprehensive review of options in consultation with the Government of Alberta, the Company terminated the Keystone XL pipeline project. The Keystone XL investment was evaluated for impairment in first quarter 2021 along with TC Energy's investments in related capital projects, including Heartland Pipeline, TC Terminals and Keystone Hardisty Terminal. As a result, the Company determined that the carrying amount of these assets within the Liquids Pipelines segment was no longer fully recoverable and recognized an asset impairment charge, net of expected contractual recoveries and other contractual and legal obligations related to termination activities, of $2,854 million ($2,194 million after tax) for the nine months ended September 30, 2021. The asset impairment charge was based on the excess of the carrying value of $3,301 million over the estimated fair value of $175 million. Termination activities and related costs will continue through 2022 with any adjustments to the estimated fair value and future contractual and legal obligations expensed as determined.

nine months ended September 30, 2021	Estimated Fair Value	Asset impairment charge and other
(unaudited - millions of Canadian $)		Pre tax	After tax

Asset impairment charge
Plant and equipment	175	412	312
Related capital projects in development	—	230	175
Other capitalized costs	—	2,158	1,642
Capitalized interest	—	326	248
	175	3,126	2,377
Other
Contractual recoveries	n/a	(697)	(531)
Contractual and legal obligations related to termination activities	n/a	425	348
	175	2,854	2,194
The estimated fair value of $175 million related to plant and equipment is based on the price that is expected to be received from selling these assets in their current condition and is updated as required. Key assumptions used in the determination of selling price included an estimated two-year disposal period and current energy market demand. The valuation considered a variety of potential selling prices based on various markets that could be used to dispose of these assets and required the use of unobservable inputs. As a result, the fair value is classified in Level III of the fair value hierarchy.
TC Energy Third Quarter 2021 | 59

As the Company did not see the related capital projects in development proceeding at the time of the assessment in first quarter 2021, it recorded an asset impairment charge equal to the carrying value of these projects included in Other long-term assets on the Condensed consolidated balance sheet as the estimated fair value of these related projects was determined to be nil.
Redeemable Non-Controlling Interest and Long-Term Debt
On January 8, 2021, the Company exercised its call right in accordance with contractual terms and paid $633 million (US$497 million) to repurchase the Government of Alberta Class A Interests in certain Keystone XL subsidiaries which were classified as Current liabilities on the Consolidated balance sheet at December 31, 2020. This transaction was funded by draws on the project-level credit facility which was guaranteed by the Government of Alberta and non-recourse to TC Energy.
Following the revocation of the Presidential Permit for the Keystone XL pipeline on January 20, 2021, the Company ceased accruing a return on the remaining Government of Alberta Class A Interests.
In June 2021, in accordance with the terms of the guarantee, the Government of Alberta repaid the full outstanding balance on the Keystone XL project-level credit facility totaling $1,028 million (US$849 million), which was subsequently terminated. As part of this arrangement, TC Energy issued $91 million of Class C Interests in the Keystone XL subsidiaries which entitle the Government of Alberta to future liquidation proceeds from specified Keystone XL project assets. The issuance of Class C Interests was recorded in Accounts payable and other on the Condensed consolidated balance sheet at their fair value. Termination of the project-level credit facility, net of the issuance of Class C Interests, resulted in $937 million ($737 million after tax) recorded to Additional paid-in capital.
In June 2021, the Company repurchased the remaining Government of Alberta Class A Interests for a nominal amount, which was accounted for as an equity transaction and resulted in $394 million recognized in Additional paid-in capital.
The changes in Redeemable non-controlling interest classified in mezzanine equity were as follows:

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2021	2020	2021	2020

Balance at beginning of period	—	325	393	—
Class A Interests issued	—	392	—	720
Net income/(loss) attributable to redeemable non-controlling interest[1]	—	2	1	(1)
Class A Interests repurchased	—	—	(394)	—
Balance at end of period	—	719	—	719
1    Includes a return accrual up to January 20, 2021 and a foreign currency translation loss on Class A Interests, both of which were presented within Net income attributable to non-controlling interests in the Condensed consolidated statement of income.
6. INCOME TAXES
Effective Tax Rates
The effective income tax rates were negative 22 per cent and two per cent for the nine months ended September 30, 2021 and 2020, respectively. The decrease in the effective income tax rate is primarily due to the impacts of the Keystone XL asset impairment charge recorded in the nine months ended September 30, 2021 as well as the release of income tax valuation allowances and the non-taxable portion of capital gains recognized in the nine months ended September 30, 2020.

60 | TC Energy Third Quarter 2021

7. LOANS RECEIVABLE FROM AFFILIATES
Related party transactions are conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.
Sur de Texas
At September 30, 2021 and December 31, 2020, Loan receivable from affiliate on the Company's Condensed consolidated balance sheet reflected a MXN$20.9 billion or $1.3 billion loan receivable from the Sur de Texas joint venture which represents TC Energy's 60 per cent proportionate share of long-term debt financing to the joint venture. The Company's Condensed consolidated statement of income reflected the related interest income and foreign exchange impact on this loan receivable which were fully offset upon consolidation with corresponding amounts included in TC Energy’s 60 per cent proportionate share of Sur de Texas equity earnings as follows:

(unaudited - millions of Canadian $)	three months ended September 30		nine months ended September 30		Affected line item in the Condensed consolidated statement of income
	2021	2020	2021	2020

Interest income[1]	22	25	64	87	Interest income and other
Interest expense[2]	(22)	(25)	(64)	(87)	Income from equity investments
Foreign exchange (losses)/gains[1]	(42)	54	(45)	(223)	Interest income and other
Foreign exchange gains/(losses)[1]	42	(54)	45	223	Income from equity investments
1Included in the Corporate segment.
2Included in the Mexico Natural Gas Pipelines segment.
Coastal GasLink Pipeline Limited Partnership
TC Energy holds a 35 per cent equity interest in Coastal GasLink Pipeline Limited Partnership (Coastal GasLink LP), which has contracted the Company to construct and operate the Coastal GasLink pipeline. In 2020, the Company entered into a subordinated demand revolving credit facility with Coastal GasLink LP to provide additional short-term liquidity and funding flexibility to the project. The facility bears interest at a floating market-based rate and had a capacity of $850 million at September 30, 2021 with an outstanding balance of $840 million (December 31, 2020 – nil) reflected in Other current assets on the Company's Condensed consolidated balance sheet. At October 29, 2021, the capacity on the facility was reduced to $500 million, on which the outstanding balance was $175 million.
8. LONG-TERM DEBT
Long-Term Debt Issued
Long-term debt issued by the Company in the nine months ended September 30, 2021 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Issue date	Type	Maturity date	Amount	Interest rate

TransCanada PipeLines Limited	June 2021	Medium Term Notes	June 2024	750	Floating
TransCanada PipeLines Limited	June 2021	Medium Term Notes	June 2031	500	2.97%
TransCanada PipeLines Limited	June 2021	Medium Term Notes	September 2047	250	4.33%
Tuscarora Gas Transmission Company	August 2021	Unsecured Term Loan	August 2024	US 13	Floating
Keystone XL subsidiaries[1]	Various	Project-Level Credit Facility	June 2021	US 849	Floating
Columbia Pipeline Group, Inc.	January 2021	Unsecured Term Loan	June 2022	US 4,040	Floating
1On January 4, 2021, the Company established a US$4.1 billion project-level credit facility to support the construction of the Keystone XL pipeline, which was fully guaranteed by the Government of Alberta and non-recourse to TC Energy. The availability of this credit facility was subsequently reduced to US$1.6 billion and all amounts outstanding were fully repaid by the Government of Alberta in June 2021. Refer to Note 5, Keystone XL, for additional information.
TC Energy Third Quarter 2021 | 61

Long-Term Debt Retired/Repaid
Long-term debt retired/repaid by the Company in the nine months ended September 30, 2021 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Retirement/Repayment date	Type	Amount	Interest rate

TransCanada PipeLines Limited	January 2021	Debentures	US 400	9.875%
TC PipeLines, LP	March 2021	Senior Unsecured Notes	US 350	4.65%
Keystone XL subsidiaries[1]	June 2021	Project-Level Credit Facility	US 849	Floating
1    In June 2021, in accordance with the terms of the guarantee, the Government of Alberta repaid the US$849 million outstanding balance under the Keystone XL project-level credit facility bearing interest at a floating rate, subsequent to which it was terminated, resulting in no cash impact to TC Energy. Refer to Note 5, Keystone XL, for additional information.
On March 4, 2021, the Company's subsidiary, TC PipeLines, LP, terminated a US$500 million unsecured revolving credit facility bearing interest at a floating rate on which no amount was outstanding.
Capitalized Interest
In the three and nine months ended September 30, 2021, TC Energy capitalized interest related to capital projects of $2 million and $20 million, respectively (2020 – $68 million and $219 million, respectively).
9. JUNIOR SUBORDINATED NOTES ISSUED
Junior subordinated notes issued by the Company in the nine months ended September 30, 2021 included the following:

(unaudited - millions of Canadian $)
Company	Issue date	Type	Maturity date	Amount	Interest rate

TransCanada PipeLines Limited	March 2021	Junior Subordinated Notes[1]	March 2081	500	4.45%
1The Junior subordinated notes were issued to TransCanada Trust, a financing trust subsidiary wholly owned by TCPL. While the obligations of TransCanada Trust are fully and unconditionally guaranteed by TCPL on a subordinated basis, TransCanada Trust is not consolidated in TC Energy's financial statements since TCPL does not have a variable interest in TransCanada Trust and the only substantive assets of TransCanada Trust are junior subordinated notes of TCPL.
In March 2021, TransCanada Trust (the Trust) issued $500 million of Trust Notes – Series 2021-A to investors with a fixed interest rate of 4.20 per cent per annum for the first 10 years and resetting on the 10th anniversary and every five years thereafter. All of the proceeds of the issuance by the Trust were loaned to TCPL for $500 million of junior subordinated notes of TCPL at an initial fixed rate of 4.45 per cent per annum, including a 0.25 per cent administration charge. The rate on the junior subordinated notes of TCPL will reset every five years commencing March 2031 until March 2051 to the then Five Year Government of Canada Yield, as defined in the document governing the subordinated notes, plus 3.316 per cent per annum; from March 2051 until March 2081, the interest rate will reset to the then Five Year Government of Canada Yield plus 4.066 per cent per annum. The junior subordinated notes are callable at TCPL's option at any time from December 4, 2030 to March 4, 2031 and on each interest payment and reset date thereafter at 100 per cent of the principal amount plus accrued and unpaid interest to the date of redemption.
The Junior subordinated notes are subordinated in right of payment to existing and future senior indebtedness and other obligations of TCPL.
62 | TC Energy Third Quarter 2021

10. NON-CONTROLLING INTERESTS
Acquisition of TC PipeLines, LP
On December 14, 2020, the Company entered into a definitive agreement and plan of merger to acquire all the outstanding common units of TC PipeLines, LP not beneficially owned by TC Energy or its affiliates in exchange for TC Energy common shares. Upon close of the transaction on March 3, 2021, TC PipeLines, LP common unitholders received 0.70 TC Energy common shares for each issued and outstanding publicly-held TC PipeLines, LP common unit representing, in aggregate, 37,955,093 TC Energy common shares. As a result, TC PipeLines, LP became an indirect, wholly-owned subsidiary of TC Energy.
As the Company controlled TC PipeLines, LP, this acquisition was accounted for as an equity transaction with the following impact reflected on the Condensed consolidated balance sheet:

(unaudited - millions of Canadian $)	March 3, 2021

Common shares	2,063
Additional paid-in capital	(398)
Accumulated other comprehensive loss	353
Non-controlling interests	(1,563)
Deferred income tax liabilities	(443)
Other	(12)
11. COMMON SHARES AND PREFERRED SHARES
The Board of Directors of TC Energy declared quarterly dividends as follows:

	three months ended September 30		nine months ended September 30
(unaudited - Canadian $, rounded to two decimals)	2021	2020	2021	2020

per common share	0.87	0.81	2.61	2.43

per Series 1 preferred share	0.22	0.22	0.65	0.65
per Series 2 preferred share	0.13	0.14	0.38	0.58
per Series 3 preferred share	0.11	0.11	0.32	0.37
per Series 4 preferred share	0.09	0.10	0.26	0.46
per Series 5 preferred share	0.12	0.14	0.37	0.42
per Series 6 preferred share	0.11	0.11	0.31	0.42
per Series 7 preferred share	0.24	0.24	0.73	0.73
per Series 9 preferred share	0.24	0.24	0.71	0.71
per Series 11 preferred share	0.21	0.24	0.42	0.48
per Series 13 preferred share	—	0.34	0.34	0.69
per Series 15 preferred share	0.31	0.31	0.61	0.61
Acquisition of TC PipeLines, LP
On March 3, 2021, TC Energy issued 37,955,093 common shares to acquire all the outstanding publicly-held common units of TC PipeLines, LP. Refer to Note 10, Non-controlling interests, for additional information.
TC Energy Third Quarter 2021 | 63

Preferred Shares
On May 31, 2021, TC Energy redeemed all of the 20,000,000 issued and outstanding Series 13 preferred shares at a redemption price of $25.00 per share and paid the final quarterly dividend of $0.34375 per Series 13 preferred share for the period up to but excluding May 31, 2021 as previously declared on May 6, 2021. The Company used the proceeds from the March 2021 issuance of $500 million of Junior Subordinated Notes through the Trust to finance this preferred share redemption.
On February 1, 2021, 818,876 Series 5 preferred shares were converted, on a one-for-one basis, into Series 6 preferred shares and 175,208 Series 6 preferred shares were converted, on a one-for-one basis, into Series 5 preferred shares.
12. OTHER COMPREHENSIVE INCOME/(LOSS) AND ACCUMULATED OTHER COMPREHENSIVE LOSS
Components of other comprehensive income/(loss), including the portion attributable to non-controlling interests and related tax effects, are as follows:

three months ended September 30, 2021	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation gains on net investment in foreign operations	441	9	450
Change in fair value of net investment hedges	(36)	9	(27)
Change in fair value of cash flow hedges	(19)	4	(15)
Reclassification to net income of gains and losses on cash flow hedges	18	(3)	15
Reclassification to net income of actuarial gains and losses on pension and other post-retirement benefit plans	7	(2)	5
Other comprehensive income on equity investments	34	(9)	25
Other Comprehensive Income	445	8	453

three months ended September 30, 2020	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation losses on net investment in foreign operations	(489)	(2)	(491)
Change in fair value of net investment hedges	34	(8)	26
Change in fair value of cash flow hedges	(1)	—	(1)
Reclassification to net income of gains and losses on cash flow hedges	13	(3)	10
Reclassification to net income of actuarial gains and losses on pension and other post-retirement benefit plans	6	(2)	4
Other comprehensive income on equity investments	18	(4)	14
Other Comprehensive Loss	(419)	(19)	(438)
64 | TC Energy Third Quarter 2021

nine months ended September 30, 2021	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation losses on net investment in foreign operations	(78)	(3)	(81)
Change in fair value of net investment hedges	(4)	1	(3)
Change in fair value of cash flow hedges	(19)	4	(15)
Reclassification to net income of gains and losses on cash flow hedges	41	(8)	33
Reclassification to net income of actuarial gains and losses on pension and other post-retirement benefit plans	16	(4)	12
Other comprehensive income on equity investments	207	(52)	155
Other Comprehensive Income	163	(62)	101

nine months ended September 30, 2020	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation gains on net investment in foreign operations	347	70	417
Change in fair value of net investment hedges	(8)	2	(6)
Change in fair value of cash flow hedges	(766)	188	(578)
Reclassification to net income of gains and losses on cash flow hedges	639	(159)	480
Reclassification to net income of actuarial gains and losses on pension and other post-retirement benefit plans	2	(1)	1
Other comprehensive loss on equity investments	(8)	2	(6)
Other Comprehensive Income	206	102	308
The changes in AOCI by component are as follows:

three months ended September 30, 2021	Currency Translation Adjustments	Cash Flow Hedges	Pension and OPEB Plan Adjustments	Equity Investments	Total[1]
(unaudited - millions of Canadian $)

AOCI balance at July 1, 2021	(1,404)	(139)	(278)	(605)	(2,426)
Other comprehensive income/(loss) before reclassifications[2]	421	(15)	—	18	424
Amounts reclassified from AOCI	—	15	5	7	27
Net current period other comprehensive income	421	—	5	25	451
AOCI balance at September 30, 2021	(983)	(139)	(273)	(580)	(1,975)
1All amounts are net of tax. Amounts in parentheses indicate losses recorded to OCI.
2Other comprehensive income/(loss) before reclassifications on currency translation adjustments, cash flow hedges and equity investments are net of non-controlling interest gains of $2 million, nil and nil, respectively.
TC Energy Third Quarter 2021 | 65

nine months ended September 30, 2021	Currency Translation Adjustments	Cash Flow Hedges	Pension and OPEB Plan Adjustments	Equity Investments	Total[1]
(unaudited - millions of Canadian $)

AOCI balance at January 1, 2021	(1,273)	(143)	(285)	(738)	(2,439)
Other comprehensive (loss)/income before reclassifications[2]	(72)	(16)	—	134	46
Amounts reclassified from AOCI[3]	—	33	12	20	65
Net current period other comprehensive (loss)/income	(72)	17	12	154	111
Acquisition of TC PipeLines, LP4	362	(13)	—	4	353
AOCI balance at September 30, 2021	(983)	(139)	(273)	(580)	(1,975)
1All amounts are net of tax. Amounts in parentheses indicate losses recorded to OCI.
2Other comprehensive (loss)/income before reclassifications on currency translation adjustments, cash flow hedges and equity investments are net of non-controlling interest losses of $12 million, gains of $1 million and $1 million, respectively.
3Losses related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $62 million ($47 million, net of tax) at September 30, 2021. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time, however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.
4Represents the historical OCI attributable to non-controlling interests of TC PipeLines, LP which was reclassified to AOCI upon completion of the acquisition of all the outstanding publicly-held common units of TC PipeLines, LP on March 3, 2021. Refer to Note 10, Non-controlling interests, for additional information.
Details about reclassifications out of AOCI into the Condensed consolidated statement of income are as follows:

	Amounts Reclassified from AOCI				Affected line item in the Condensed consolidated statement of income[1]
	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2021	2020	2021	2020

Cash flow hedges
Commodities	(8)	—	(13)	—	Revenues (Power and Storage)
Interest rate	(10)	(10)	(28)	(21)	Interest expense
Interest rate	—	—	—	(613)	Net (loss)/gain on sale of assets[2]
	(18)	(10)	(41)	(634)	Total before tax
	3	3	8	159	Income tax expense/(recovery)[2]
	(15)	(7)	(33)	(475)	Net of tax[3]
Pension and other post-retirement benefit plan adjustments
Amortization of actuarial losses	(7)	(6)	(16)	(2)	Plant operating costs and other[4]
	2	2	4	1	Income tax expense/(recovery)
	(5)	(4)	(12)	(1)	Net of tax
Equity investments
Equity income	(9)	(4)	(27)	(11)	Income from equity investments
	2	1	7	3	Income tax expense/(recovery)
	(7)	(3)	(20)	(8)	Net of tax
1All amounts in parentheses indicate expenses to the Condensed consolidated statement of income.
2Includes a loss of $613 million ($459 million, net of tax) for the nine months ended September 30, 2020 related to a contractually required derivative instrument used to hedge the interest rate risk associated with project-level financing of the Coastal GasLink pipeline construction. The derivative instrument was derecognized as part of the sale of a 65 per cent equity interest in Coastal GasLink LP.
3Amounts reclassified from AOCI on cash flow hedges are net of non-controlling interests of nil for the three and nine months ended September 30, 2021 (2020 – losses of $3 million and $5 million, respectively).
4These AOCI components are included in the computation of net benefit cost. Refer to Note 13, Employee post-retirement benefits, for additional information.

66 | TC Energy Third Quarter 2021

13. EMPLOYEE POST-RETIREMENT BENEFITS
The net benefit cost recognized for the Company’s pension benefit plans and other post-retirement benefit plans is as follows:

	three months ended September 30				nine months ended September 30
	Pension benefit plans		Other post-retirement benefit plans		Pension benefit plans		Other post-retirement benefit plans
(unaudited - millions of Canadian $)	2021	2020	2021	2020	2021	2020	2021	2020

Service cost[1]	44	39	2	1	129	116	5	4
Other components of net benefit cost[1]
Interest cost	30	32	3	3	90	100	9	11
Expected return on plan assets	(59)	(58)	(4)	(3)	(176)	(173)	(10)	(11)
Amortization of actuarial losses	7	5	—	—	18	16	1	1
Amortization of regulatory asset	6	7	1	1	20	19	2	2
	(16)	(14)	—	1	(48)	(38)	2	3
Net Benefit Cost	28	25	2	2	81	78	7	7
1Service cost and other components of net benefit cost are included in Plant operating costs and other in the Condensed consolidated statement of income.
TC Energy Third Quarter 2021 | 67

14. RISK MANAGEMENT AND FINANCIAL INSTRUMENTS
Risk Management Overview
TC Energy has exposure to market risk and counterparty credit risk, and has strategies, policies and limits in place to manage the impact of these risks on earnings, cash flows and shareholder value.
Counterparty credit risk
TC Energy’s exposure to counterparty credit risk includes its cash and cash equivalents, accounts receivable and certain contractual recoveries, available-for-sale assets, the fair value of derivative assets and loans receivable.
While the majority of the Company's credit exposure is to large creditworthy entities, TC Energy maintains close monitoring and communication with those counterparties experiencing greater financial pressures due to significant market events, including the COVID-19 pandemic. Refer to TC Energy's 2020 Annual Report for more information about the factors that mitigate the Company's counterparty credit risk exposure.
The Company reviews financial assets carried at amortized cost for impairment using the lifetime expected loss of the financial asset at initial recognition and throughout the life of the financial asset. TC Energy uses historical credit loss and recovery data, adjusted for management's judgment regarding current economic and credit conditions, along with supportable forecasts to determine any impairment, which is recognized in Plant operating costs and other. At September 30, 2021, there were no significant credit losses, no significant credit risk concentration and no significant amounts past due or impaired.
Net investment in foreign operations
The Company hedges a portion of its net investment in foreign operations (on an after-tax basis) with U.S. dollar-denominated debt, cross-currency interest rate swaps, foreign exchange forwards and foreign exchange options as appropriate.
The fair values and notional amounts for the derivatives designated as a net investment hedge were as follows:

	September 30, 2021		December 31, 2020
(unaudited - millions of Canadian $, unless otherwise noted)	Fair value[1,2]	Notional amount	Fair value[1,2]	Notional amount

U.S. dollar foreign exchange options (maturing 2021 to 2023)	7	US 3,600	45	US 2,200
U.S. dollar cross-currency interest rate swaps (maturing 2022 to 2025)	23	US 400	23	US 400
U.S. dollar foreign exchange forward contracts (maturing 2021)[3]	7	—	—	—
	37	US 4,000	68	US 2,600
1Fair value equals carrying value.
2No amounts have been excluded from the assessment of hedge effectiveness.
3Notional amount presented on a net basis.
The notional amounts and fair values of U.S. dollar-denominated debt designated as a net investment hedge were as follows:

(unaudited - millions of Canadian $, unless otherwise noted)	September 30, 2021	December 31, 2020

Notional amount	25,800 (US 20,400)	27,700 (US 21,800)
Fair value	31,300 (US 24,700)	33,800 (US 26,500)
68 | TC Energy Third Quarter 2021

Non-derivative financial instruments
Fair value of non-derivative financial instruments
Available-for-sale assets are recorded at fair value which is calculated using quoted market prices where available. Certain non-derivative financial instruments included in Cash and cash equivalents, Accounts receivable, Other current assets, Loan receivable from affiliate, Restricted investments, Other long-term assets, Notes payable, Accounts payable and other, Dividends payable, Accrued interest and Other long-term liabilities have carrying amounts that approximate their fair value due to the nature of the item or the short time to maturity. Each of these instruments are classified in Level II of the fair value hierarchy, except for the Company's LMCI equity securities which are classified in Level I.
Credit risk has been taken into consideration when calculating the fair value of non-derivative instruments.
Balance sheet presentation of non-derivative financial instruments
The following table details the fair value of non-derivative financial instruments, excluding those where carrying amounts approximate fair value, and would be classified in Level II of the fair value hierarchy:

	September 30, 2021		December 31, 2020
(unaudited - millions of Canadian $)	Carrying amount	Fair value	Carrying amount	Fair value

Long-term debt including current portion	(42,470)	(49,875)	(36,885)	(46,054)
Junior subordinated notes	(8,948)	(9,494)	(8,498)	(8,908)
	(51,418)	(59,369)	(45,383)	(54,962)
Available-for-sale assets summary
The following tables summarize additional information about the Company's restricted investments that were classified as available-for-sale assets:

	September 30, 2021		December 31, 2020
(unaudited - millions of Canadian $)	LMCI restricted investments	Other restricted investments[1]	LMCI restricted investments	Other restricted investments[1]

Fair values of fixed income securities[2,3]
Maturing within 1 year	—	42	—	17
Maturing within 1-5 years	—	89	—	66
Maturing within 5-10 years	1,097	—	985	—
Maturing after 10 years	78	—	85	—
Fair value of equity securities[2,4]	775	—	736	—
	1,950	131	1,806	83
1Other restricted investments have been set aside to fund insurance claim losses to be paid by the Company's wholly-owned captive insurance subsidiary.
2Available-for-sale assets are recorded at fair value and included in Other current assets and Restricted investments on the Company's Condensed consolidated balance sheet.
3Classified in Level II of the fair value hierarchy.
4Classified in Level I of the fair value hierarchy.
TC Energy Third Quarter 2021 | 69

	September 30, 2021		September 30, 2020
(unaudited - millions of Canadian $)	LMCI restricted investments[1]	Other restricted investments[2]	LMCI restricted investments[1]	Other restricted investments[2]

Net unrealized (losses)/gains in the period
three months ended	(13)	—	27	—
nine months ended	(4)	(1)	88	3
Net realized gains in the period [3]
three months ended	9	—	5	—
nine months ended	6	—	15	—
1Gains and losses arising from changes in the fair value of LMCI restricted investments impact the subsequent amounts to be collected through tolls to cover future pipeline abandonment costs. As a result, the Company records these gains and losses as regulatory assets or liabilities.
2Gains and losses on other restricted investments are included in Interest income and other in the Condensed consolidated statement of income.
3Realized gains and losses on the sale of LMCI restricted investments are determined using the average cost basis.
Derivative instruments
Fair value of derivative instruments
The fair value of foreign exchange and interest rate derivatives has been calculated using the income approach which uses period-end market rates and applies a discounted cash flow valuation model. The fair value of commodity derivatives has been calculated using quoted market prices where available. In the absence of quoted market prices, third-party broker quotes or other valuation techniques have been used. The fair value of options has been calculated using the Black-Scholes pricing model. Credit risk has been taken into consideration when calculating the fair value of derivative instruments. Unrealized gains and losses on derivative instruments are not necessarily representative of the amounts that will be realized on settlement.
In some cases, even though the derivatives are considered to be effective economic hedges, they do not meet the specific criteria for hedge accounting treatment or are not designated as a hedge and are accounted for at fair value with changes in fair value recorded in net income in the period of change. This may expose the Company to increased variability in reported earnings because the fair value of the derivative instruments can fluctuate significantly from period to period.
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Balance sheet presentation of derivative instruments
The balance sheet classification of the fair value of derivative instruments was as follows:

at September 30, 2021	Cash Flow Hedges	Net Investment Hedges	Held for Trading	Total Fair Value of Derivative Instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	—	—	119	119
Foreign exchange	—	27	61	88
	—	27	180	207
Other long-term assets
Commodities[2]	—	—	12	12
Foreign exchange	—	31	1	32
	—	31	13	44
Total Derivative Assets	—	58	193	251
Accounts payable and other
Commodities[2]	(25)	—	(175)	(200)
Foreign exchange	—	(3)	(47)	(50)
Interest rate	(22)	—	—	(22)
	(47)	(3)	(222)	(272)
Other long-term liabilities
Commodities[2]	(7)	—	(6)	(13)
Foreign exchange	—	(18)	(13)	(31)
Interest rate	(19)	—	—	(19)
	(26)	(18)	(19)	(63)
Total Derivative Liabilities	(73)	(21)	(241)	(335)
Total Derivatives	(73)	37	(48)	(84)
1Fair value equals carrying value.
2Includes purchases and sales of power, natural gas and liquids.

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at December 31, 2020	Cash Flow Hedges	Net Investment Hedges	Held for Trading	Total Fair Value of Derivative Instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	—	—	13	13
Foreign exchange	—	47	175	222
	—	47	188	235
Other long-term assets
Foreign exchange	—	22	19	41
	—	22	19	41
Total Derivative Assets	—	69	207	276
Accounts payable and other
Commodities[2]	(8)	—	(32)	(40)
Foreign exchange	—	(1)	(10)	(11)
Interest rate[3]	(21)	—	—	(21)
	(29)	(1)	(42)	(72)
Other long-term liabilities
Commodities[2]	(6)	—	(4)	(10)
Interest rate[3]	(49)	—	—	(49)
	(55)	—	(4)	(59)
Total Derivative Liabilities	(84)	(1)	(46)	(131)
Total Derivatives	(84)	68	161	145
1Fair value equals carrying value.
2Includes purchases and sales of power, natural gas and liquids.
3For the nine months ended September 30, 2020, a $130 million payment to settle a loss on financial instruments was included in Net cash provided by/(used in) financing activities in the Condensed consolidated statement of cash flows.
The majority of derivative instruments held for trading have been entered into for risk management purposes and all are subject to the Company's risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company's exposures to market risk.
Notional and maturity summary
The maturity and notional amount or quantity outstanding related to the Company's derivative instruments excluding hedges of the net investment in foreign operations was as follows:

at September 30, 2021	Power	Natural Gas	Liquids	Foreign Exchange	Interest Rate
(unaudited)

Purchases[1]	607	128	61	—	—
Sales[1]	1,261	72	25	—	—
Millions of U.S. dollars	—	—	—	6,582	1,100
Millions of Mexican pesos	—	—	—	4,947	—
Maturity dates	2021-2026	2021-2027	2021-2028	2021-2023	2022-2026
1Volumes for power, natural gas and liquids derivatives are in GWh, Bcf and MMBbls, respectively.
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at December 31, 2020	Power	Natural Gas	Liquids	Foreign Exchange	Interest Rate
(unaudited)

Purchases[1]	185	13	26	—	—
Sales[1]	1,786	14	30	—	—
Millions of U.S. dollars	—	—	—	4,432	1,100
Millions of Mexican pesos	—	—	—	1,700	—
Maturity dates	2021-2025	2021-2027	2021	2021-2022	2022-2026
1Volumes for power, natural gas and liquids derivatives are in GWh, Bcf and MMBbls, respectively.
Unrealized and realized (losses)/gains on derivative instruments
The following summary does not include hedges of the net investment in foreign operations:

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2021	2020	2021	2020

Derivative Instruments Held for Trading[1]
Amount of unrealized (losses)/gains in the period
Commodities	(43)	(2)	(27)	14
Foreign exchange	(125)	78	(183)	(24)
Amount of realized gains/(losses) in the period
Commodities	58	68	167	146
Foreign exchange	37	(11)	195	(62)
Derivative Instruments in Hedging Relationships[2]
Amount of realized (losses)/gains in the period
Commodities	(9)	2	(32)	4
Interest rate	(6)	(6)	(18)	(10)
1Realized and unrealized losses and gains on held-for-trading derivative instruments used to purchase and sell commodities are included on a net basis in Revenues. Realized and unrealized losses and gains on foreign exchange held-for-trading derivative instruments are included on a net basis in Interest income and other.
2In the three and nine months ended September 30, 2021 and 2020, there were no gains or losses included in Net income relating to discontinued cash flow hedges where it was probable that the anticipated transaction would not occur.
Derivatives in cash flow hedging relationships
The components of OCI (Note 12) related to the change in fair value of derivatives in cash flow hedging relationships before tax and including the portion attributable to non-controlling interests were as follows:

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $, pre-tax)	2021	2020	2021	2020

Change in fair value of derivative instruments recognized in OCI[1]
Commodities	(16)	(1)	(31)	5
Interest rate	(3)	—	12	(771)
	(19)	(1)	(19)	(766)
1No amounts have been excluded from the assessment of hedge effectiveness. Amounts in parentheses indicate losses recorded to OCI.
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Effect of fair value and cash flow hedging relationships
The following table details amounts presented in the Condensed consolidated statement of income in which the effects of fair value or cash flow hedging relationships were recorded:

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2021	2020	2021	2020

Fair Value Hedges
Interest rate contracts[1]
Hedged items	—	2	—	(3)
Derivatives designated as hedging instruments	—	—	—	1
Cash Flow Hedges
Reclassification of losses on derivative instruments from AOCI to net income[2,3]
Interest rate contracts[1]	(10)	(13)	(28)	(639)
Commodity contracts[4]	(8)	—	(13)	—
1Presented within Interest expense in the Condensed consolidated statement of income, except for a loss of $613 million recorded in May 2020 related to a contractually required derivative instrument used to hedge the interest rate risk associated with project-level financing of the Coastal GasLink pipeline construction. The derivative instrument was derecognized as part of the sale of a 65 per cent equity interest in Coastal GasLink LP. The loss was included in Net (loss)/gain on sale of assets.
2Refer to Note 12, Other comprehensive income/(loss) and accumulated other comprehensive loss, for the components of OCI related to derivatives in cash flow hedging relationships including the portion attributable to non-controlling interests.
3There are no amounts recognized in earnings that were excluded from effectiveness testing.
4Presented within Revenues (Power and Storage) in the Condensed consolidated statement of income.
Offsetting of derivative instruments
The Company enters into derivative contracts with the right to offset in the normal course of business as well as in the event of default. TC Energy has no master netting agreements, however, similar contracts are entered into containing rights to offset. The Company has elected to present the fair value of derivative instruments with the right to offset on a gross basis on the Condensed consolidated balance sheet. The following table shows the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis:

at September 30, 2021	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	131	(107)	24
Foreign exchange	120	(68)	52
	251	(175)	76
Derivative instrument liabilities
Commodities	(213)	107	(106)
Foreign exchange	(81)	68	(13)
Interest rate	(41)	—	(41)
	(335)	175	(160)
1Amounts available for offset do not include cash collateral pledged or received.
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at December 31, 2020	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	13	(7)	6
Foreign exchange	263	(11)	252
	276	(18)	258
Derivative instrument liabilities
Commodities	(50)	7	(43)
Foreign exchange	(11)	11	—
Interest rate	(70)	—	(70)
	(131)	18	(113)
1Amounts available for offset do not include cash collateral pledged or received.
With respect to the derivative instruments presented above, the Company provided cash collateral of $129 million and letters of credit of $66 million at September 30, 2021 (December 31, 2020 – $54 million and $39 million, respectively) to its counterparties. At September 30, 2021, the Company held no cash collateral and a $6 million balance in letters of credit (December 31, 2020 – nil and nil, respectively) from counterparties on asset exposures.
Credit-risk-related contingent features of derivative instruments
Derivative contracts entered into to manage market risk often contain financial assurance provisions that allow parties to the contracts to manage credit risk. These provisions may require collateral to be provided if a credit-risk-related contingent event occurs, such as a downgrade in the Company’s credit rating to non-investment grade. The Company may also need to provide collateral if the fair value of its derivative financial instruments exceeds pre-defined exposure limits.
Based on contracts in place and market prices at September 30, 2021, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $5 million (December 31, 2020 – $4 million), for which the Company has provided no collateral in the normal course of business. If the credit-risk-related contingent features in these agreements were triggered on September 30, 2021, the Company would have been required to provide collateral equal to the fair value of the related derivative instruments discussed above. Collateral may also need to be provided should the fair value of derivative instruments exceed pre-defined contractual exposure limit thresholds.
The Company has sufficient liquidity in the form of cash and undrawn committed revolving credit facilities to meet these contingent obligations should they arise.

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Fair Value Hierarchy
The Company’s financial assets and liabilities recorded at fair value have been categorized into three categories based on a fair value hierarchy.

Levels	How fair value has been determined

Level I	Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date. An active market is a market in which frequency and volume of transactions provides pricing information on an ongoing basis.
Level II
This category includes interest rate and foreign exchange derivative assets and liabilities where fair value is determined using the income approach and commodity derivatives where fair value is determined using the market approach.
Inputs include published exchange rates, interest rates, interest rate swap curves, yield curves and broker quotes from external data service providers.

Level III
This category includes long-dated commodity transactions in certain markets where liquidity is low and the Company uses the most observable inputs available or, if not available, long-term broker quotes to estimate the fair value for these transactions.
There is uncertainty caused by using unobservable market data which may not accurately reflect possible future changes in fair value.

The fair value of the Company’s derivative assets and liabilities measured on a recurring basis, including both current and non-current portions, were categorized as follows:

at September 30, 2021	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	24	107	—	131
Foreign exchange	—	120	—	120
Derivative instrument liabilities
Commodities	(44)	(163)	(6)	(213)
Foreign exchange	—	(81)	—	(81)
Interest rate	—	(41)	—	(41)
	(20)	(58)	(6)	(84)
1There were no transfers from Level II to Level III for the nine months ended September 30, 2021.

at December 31, 2020	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	3	10	—	13
Foreign exchange	—	263	—	263
Derivative instrument liabilities
Commodities	(15)	(31)	(4)	(50)
Foreign exchange	—	(11)	—	(11)
Interest rate	—	(70)	—	(70)
	(12)	161	(4)	145
1There were no transfers from Level II to Level III for the year ended December 31, 2020.
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The following table presents the net change in fair value of derivative assets and liabilities classified as Level III of the fair value hierarchy:

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2021	2020	2021	2020

Balance at beginning of period	(5)	(4)	(4)	(7)
Total (losses)/gains included in Net income	(1)	1	(2)	4
Total losses included in OCI	—	(1)	—	(1)
Balance at end of period[1]	(6)	(4)	(6)	(4)
1For the three and nine months ended September 30, 2021, there were unrealized losses of $1 million and $2 million, respectively, recognized in Revenues attributed to derivatives in the Level III category that were held at September 30, 2021 (2020 – unrealized gains of $1 million and $4 million, respectively).
15. COMMITMENTS, CONTINGENCIES AND GUARANTEES
Commitments
TC Energy’s capital expenditure commitments at December 31, 2020 included certain construction costs associated with the Keystone XL pipeline project. Following the revocation of the Presidential Permit for the Keystone XL pipeline on January 20, 2021, the Company and its partner terminated the project on June 9, 2021. As a result, capital commitments related to Keystone XL have been reduced by approximately $0.9 billion. Refer to Note 5, Keystone XL, for more information.
Contingencies
TC Energy and its subsidiaries are subject to various legal proceedings, arbitrations and actions arising in the normal course of business. While the final outcome of such legal proceedings and actions cannot be predicted with certainty, it is the opinion of management that the resolution of such proceedings and actions, excluding the legal proceeding related to Keystone XL described below, will not have a material impact on the Company’s consolidated financial position or results of operations.
On July 2, 2021, TC Energy filed a Notice of Intent to initiate a legacy North American Free Trade Agreement (NAFTA) claim to recover economic damages resulting from the revocation of the Presidential Permit for the Keystone XL pipeline. The Company will be seeking to recover more than US$15 billion in damages as a result of the U.S. Government's breach of its NAFTA obligations. This claim is in a preliminary stage and the timing of outcome is unknown at present.
Guarantees
As part of its role as operator of the Northern Courier pipeline, TC Energy has guaranteed the financial performance of the pipeline related to delivery and terminalling of bitumen and diluent and contingent financial obligations under sub-lease agreements.
TC Energy and its partner on the Sur de Texas pipeline, IEnova, have jointly guaranteed the financial performance of the entity which owns the pipeline. Such agreements include a guarantee and a letter of credit which are primarily related to the delivery of natural gas.
TC Energy and its joint venture partner on Bruce Power, BPC Generation Infrastructure Trust, have each severally guaranteed certain contingent financial obligations of Bruce Power related to a lease agreement and contractor and supplier services.
The Company and its partners in certain other jointly-owned entities have either (i) jointly and severally, (ii) jointly or (iii) severally guaranteed the financial performance of these entities. Such agreements include guarantees and letters of credit which are primarily related to construction services and the payment of liabilities. For certain of these entities, any payments made by TC Energy under these guarantees in excess of its ownership interest are to be reimbursed by its partners.
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The carrying value of these guarantees has been included in Other long-term liabilities on the Condensed consolidated balance sheet. Information regarding the Company’s guarantees is as follows:

		September 30, 2021		December 31, 2020
(unaudited - millions of Canadian $)	Term	Potential exposure[1]	Carrying value	Potential exposure[1]	Carrying value

Northern Courier	to 2055	300	26	300	26
Sur de Texas	to 2043	100	—	100	—
Bruce Power	to 2023	88	—	88	—
Other jointly-owned entities	to 2043	80	4	78	4
		568	30	566	30
1TC Energy's share of the potential estimated current or contingent exposure.
16. VARIABLE INTEREST ENTITIES
Consolidated VIEs
The Company's consolidated VIEs consist of legal entities where the Company is the primary beneficiary. As the primary beneficiary, the Company has the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact economic performance including purchasing or selling significant assets; maintenance and operations of assets; incurring additional indebtedness; or determining the strategic operating direction of the entity. In addition, the Company has the obligation to absorb losses or the right to receive benefits from the consolidated VIE that could potentially be significant to the VIE. A significant portion of the Company’s assets are held through VIEs in which the Company holds a 100 per cent voting interest, the VIE meets the definition of a business and the VIE’s assets can be used for general corporate purposes. The consolidated VIEs whose assets cannot be used for purposes other than the settlement of the VIE’s obligations, or are not considered a business, are as follows:
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(unaudited - millions of Canadian $)	September 30, 2021	December 31, 2020

ASSETS
Current Assets
Cash and cash equivalents	35	254
Accounts receivable	66	61
Inventories	28	26
Other	13	11
	142	352
Plant, Property and Equipment	3,619	3,325
Equity Investments	702	714
Goodwill	421	424
Other Long-Term Assets	—	8
	4,884	4,823
LIABILITIES
Current Liabilities
Accounts payable and other	263	109
Redeemable non-controlling interest	—	633
Accrued interest	22	21
Current portion of long-term debt	105	579
	390	1,342
Regulatory Liabilities	64	60
Other Long-Term Liabilities	3	11
Deferred Income Tax Liabilities	12	12
Long-Term Debt	2,557	2,468
	3,026	3,893
At December 31, 2020, certain consolidated VIEs had a redeemable non-controlling interest that ranked above the Company's equity interest. Refer to Note 5, Keystone XL, for additional information.

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Non-Consolidated VIEs
The Company’s non-consolidated VIEs consist of legal entities where the Company is not the primary beneficiary as it does not have the power to direct the activities that most significantly impact the economic performance of these VIEs or where this power is shared with third parties. The Company contributes capital to these VIEs and receives ownership interests that provide it with residual claims on assets after liabilities are paid.
The carrying value of these VIEs and the maximum exposure to loss as a result of the Company's involvement with these VIEs are as follows:

(unaudited - millions of Canadian $)	September 30, 2021	December 31, 2020

Balance sheet
Equity investments
Bruce Power	3,777	3,306
Pipeline equity investments	1,597	1,371
Current loan receivable from affiliate[1]	840	—
Off-balance sheet exposure[2]
Bruce Power	1,077	1,183
Pipeline equity investments	1,655	1,506
Maximum exposure to loss	8,946	7,366
1 Refer to Note 7, Loans receivable from affiliates, for additional information.
2 Includes maximum potential exposure to guarantees and future funding commitments. Subsequent to September 30, 2021, TC Energy committed an additional $2.2 billion, if necessary, for temporary financing with respect to its pipeline equity investments.
17. SUBSEQUENT EVENT
Long-Term Debt Issuance
On October 12, 2021, TCPL issued US$1.25 billion of Senior Unsecured Notes due in October 2024 bearing interest at a fixed rate of 1.00 per cent, and US$1.0 billion of Senior Unsecured Notes due in October 2031 bearing interest at a fixed rate of 2.50 per cent.
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